                                                                 EXHIBIT 12.01

                         EQUITABLE RESOURCES, INC.
            Computation of Ratios of Earnings to Fixed Charges
                          (Dollars in Thousands)


                                                    THREE MONTHS ENDED MARCH 31,            YEARS ENDED DECEMBER 31,
                                                    ---------------------------- -------------------------------------------------
                                                       2003         2002       2002       2001       2000        1999      1998(a)
                                                      ------       ------     ------     ------     ------      ------    --------
EARNINGS
Net Income before income taxes, discontinued
   operations, extraordinary items and cumulative
   effect of accounting changes                       $ 91,695    $80,572   $228,218   $239,531   $163,344   $108,486   $ 49,433)
Minus: equity (earnings) loss of non consolidated
       investments and minority interest                (3,975)     4,067     10,566    (26,101)   (25,161)    (2,863)    (2,667)
Plus: fixed charges                                     12,694     10,342     41,265     44,268     80,112     42,262     45,512
Minus:  capitalized interest                               (60)      (500)    (1,400)    (2,000)    (3,300)    (4,600)    (2,700)
Minus:  investment tax credit amortization                (264)      (264)    (1,126)    (1,075)    (1,189)    (1,096)    (1,097)
                                                      --------    -------   --------   --------   --------   --------   --------
EARNINGS BEFORE INCOME TAXES, DISCONTINUED
   OPERATIONS, EXTRAORDINARY ITEMS AND CUMULATIVE
   EFFECT OF ACCOUNTING CHANGES AND FIXED CHARGES     $100,090    $94,217   $277,523   $254,623   $213,806   $142,189   $(10,385)

FIXED CHARGES
Interest expense                                      $ 12,321    $ 9,579   $ 38,787   $ 41,098   $ 75,661   $ 37,132   $ 40,302
Plus: capitalized interest and allowance for
      borrowed funds used during construction               60        500      1,400      2,000      3,300      4,600      2,700
Plus: estimated interest component of rental expense        90         98        389        483        436        684      1,019
Plus: amortization of original issue discount              223        165        689        687        715       (154)     1,491
                                                      --------    -------   --------   --------   --------   --------   --------

FIXED CHARGES                                         $ 12,694    $10,342   $ 41,265   $ 44,268   $ 80,112   $ 42,262   $ 45,512

RATIO OF EARNINGS TO FIXED CHARGES                        7.88       9.11       6.73       5.75       2.67       3.36        N/A



(a) Earnings were inadequate to cover fixed charges by $55,897 for the year ended December 31, 1998.